EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE

           VALLEY FORGE SCIENTIFIC ANNOUNCES ELECTION OF DIRECTORS AND
                 EXTENSION OF CODMAN & SHURTLEFF, INC. AGREEMENT


     OAKS, PA., MARCH 10, 2004 -- Valley Forge Scientific Corp. (NASDAQ: VLFG;
     BSE: VLF) announced today that at its Annual Meeting of Stockholders held earlier in the day the Stockholders elected Jerry L. Malis, Bruce A. Murray, Robert H. Dick, Louis Uchitel and Leonard I. Malis as directors for a term of one year until their successors are elected and qualified.

     EXTENSION OF DISTRIBUTION AGREEMENT WITH CODMAN & SHURTLEFF, INC. UNTIL JUNE 30, 2004

     At the Annual Meeting, Jerry Malis, the CEO of Valley Forge Scientific Corp., announced that Valley Forge Scientific Corp. had extended the term of its distribution agreement with Codman & Shurtleff, Inc. for another three months until June 30, 2004, under the same terms of the existing distribution agreement, to provide more time to continue discussions on the terms of a new distribution agreement for existing products as well as the next generation of neurosurgical products and disposable instrumentation. In November 2003, Valley Forge Scientific Corp. agreed to an initial three-month extension of the distribution agreement until March 31, 2004.

     ABOUT VALLEY FORGE SCIENTIFIC CORP.

     Valley Forge Scientific Corp. has established itself as a leading developer and manufacturer of bipolar electrosurgical systems and related instruments. Based on the Company's DualWave(TM) technology, these systems provide surgeons with the ability to safely cut and coagulate tissue in the most critical areas of the brain and spinal cord. Based on technology developed in conjunction with Leonard I. Malis, MD, Professor and Chairman Emeritus of the Mount Sinai School of Medicine Department of Neurosurgery, the Malis(R) bipolar electrosurgery systems are considered to be the gold standard worldwide for use in the central nervous system. For more information on DualWave(TM) technology, Malis(R) bipolar electrosurgery systems, or other Valley Forge Scientific Corp. products, please visit our Web site at http://www.vlfg.com.

     FORWARD-LOOKING STATEMENTS

     Statements in this press release regarding the acceptance of our products in the marketplace, new products and alliances, and any other statements in this press release that refer to Valley Forge Scientific Corp.'s estimated or anticipated future results are forward-looking statements. All forward-looking statements in this press release reflect Valley Forge Scientific Corp.'s current analysis of existing trends and information and represent Valley Forge Scientific Corp.'s judgment only as of the date of
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     this press release. Actual results may differ from current expectations based on a number of factors affecting Valley Forge Scientific Corp.'s business, including but not limited to competitive, regulatory and market conditions; the performance of new products and the continued acceptance of current products; the execution of strategic initiatives and alliances; the market penetration by third parties who distribute and sell Valley Forge Scientific Corp.'s products; Valley Forge Scientific Corp.'s ability to maintain a sufficient supply of products; product liability claims; and the uncertainties associated with intellectual property protection for these products. In addition, matters generally affecting the domestic and global economy can affect Valley Forge Scientific Corp.'s results. Therefore, the reader is cautioned not to rely on these forward-looking statements. Valley Forge Scientific Corp. disclaims any intent or obligation to update these forward-looking statements.

     Additional information concerning these and other risk factors may be found in Valley Forge Scientific Corp.'s public periodic filings with the Securities and Exchange Commission, including Valley Forge Scientific Corp.'s Form 10-K for the year ended September 30, 2003.